EXHIBIT 99.2

ATLAS MINERALS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Effective June 30, 2003, a definitive Amended Agreement and Plan of Merger (the “Agreement”) was completed between Western Gold Resources, Inc. (“WGR”) and Atlas Precious Metals Inc. (“APMI”).  Immediately prior to the merger, APMI was a 97% owned subsidiary of Atlas Minerals Inc. (the “Company” or “Atlas”).  The Chief Executive Officer of Atlas is the controlling shareholder of WGR.  Pursuant to the Agreement, the shareholders of WGR sold 100% of the issued and outstanding shares of WGR to APMI in exchange for 17,400,000 shares of APMI common stock.  Additionally, pursuant to the merger Agreement, APMI repurchased 2,400,000 shares of its post-transaction common stock from the controlling shareholders of WGR, in exchange for a $1,136,000 promissory note.  As a result of these transactions, the former shareholders of WGR own approximately 71.5% of the outstanding shares of APMI, Atlas’ ownership interest was reduced from 97% to approximately 27.5%, and the minority shareholders’ ownership interest was reduced from 3% to approximately 1%.  Atlas will no longer consolidate the financial results of APMI, but rather will account for its investment in APMI by use of the equity method of accounting.

The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003, give effect to the Agreement as if it had been consummated on January 1, 2002 and 2003, respectively.  The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the historical financial statements of the Company, as well as those of WGR. The unaudited pro forma condensed consolidated statements of operations do not purport to be indicative of the results of operations that actually would have occurred had the transaction been consummated on January 1, 2002 or 2003, or to project the Company’s financial operations to any future period.

A pro forma balance sheet has not been presented as the Agreement was effective on June 30, 2003 and the Company has filed its Form 10QSB for the quarter ended June 30, 2003 giving effect to the transaction.

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ATLAS MINERALS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS YEAR ENDED DECEMBER 31, 2002 (In Thousands)

	Historical Atlas Minerals Inc.			Pro forma Adjustments	Pro forma
Mining revenue	$22		$		$22
Costs and expenses
Production costs	89				89
Depreciation, depletion and amortization	15				15
General and administrative expenses	655				655

Gross operating loss	(737)				(737)

Other (income) and expense:
Interest income	(8)				(8)
Gain from settlement of CGL claims	(66)				(66)
Impairment of assets held for sale	74				74
Other income, net	(300)	A		300	-
Income from equity investment		B		(62)	(62)
Loss before income taxes	(437)			(238)	(675)
Provision for income taxes	-
Net loss	$(437)			$(238)	$(675)

See notes to unaudited proforma condensed consolidated statements of operations.

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ATLAS MINERALS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2003 (In Thousands)

	Historical
	Atlas			Pro forma
	Minerals Inc.			Adjustments	Pro forma

Mining revenue	$2		$		$2
Costs and expenses:
Production costs	35				35
Depreciation, depletion and amortization	8				8
General and administrative expenses	293	C		(107)	186

Gross operating loss	(334)			107	(227)

Other (income) and expense:
Interest income	(1)				(1)
Loss from equity investment		D		47	47
Loss before income taxes	(333)			60	(273)
Provision for income taxes	-
Net loss	$(333)			$60	$(273)

See notes to unaudited proforma condensed consolidated statements of operations.

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ATLAS MINERALS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

1.

Description of the transaction:

Effective June 30, 2003, a definitive Amended Agreement and Plan of Merger (the “Agreement”) was completed between Western Gold Resources, Inc. (“WGR”) and Atlas Precious Metals Inc. (“APMI”).  Immediately prior to the merger, APMI was a 97% owned subsidiary of Atlas Minerals Inc. (the “Company” or “Atlas”).  The Chief Executive Officer of Atlas is the controlling shareholder of WGR.  Pursuant to the Agreement, the shareholders of WGR sold 100% of the issued and outstanding shares of WGR to APMI in exchange for 17,400,000 shares of APMI common stock.  Additionally, pursuant to the merger Agreement, APMI repurchased 2,400,000 shares of its post-transaction common stock from the controlling shareholders of WGR, in exchange for a $1,136,000 promissory note.  As a result of these transactions, the former shareholders of WGR own approximately 71.5% of the outstanding shares of APMI, Atlas’ ownership interest was reduced from 97% to approximately 27.5%, and the minority shareholders’ ownership interest was reduced from 3% to approximately 1%.  Atlas will no longer consolidate the financial results of APMI, but rather will account for its investment in APMI by use of the equity method of accounting.

Atlas did not record any gain or loss, due to the related party nature of the transaction.  Additionally, the Company’s investment in APMI was equal to the underlying equity in the net assets APMI.

2.

Description of the pro forma adjustments:

(A)

To reduce other income by $300,000, which represents the impact of deconsolidating APMI’s results of operations for the year ended December 31, 2002.

(B)

To record $62,000 of earnings from the Company’s investment in APMI, which represents approximately 27.5% of APMI’s and WGR’s consolidated pro forma net income for the year ended December 31, 2002.

(C) To reduce general and administrative expenses by $107,000, which represents the impact of deconsolidating APMI’s results of operations for the six months ended June 30, 2003.

(D) To record $47,000 of losses from the Company’s investment in APMI, which represents approximately 27.5% of APMI’s and WGR’s consolidated pro forma net loss for the six months ended June 30, 2003.

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